EXHIBIT 99.1

Nurix Therapeutics Announces Pricing of Upsized $175.0 Million Public Offering

SAN FRANCISCO, April 11, 2024 – Nurix Therapeutics, Inc. (Nasdaq: NRIX) today announced the pricing of its upsized underwritten public offering of 10,166,667 shares of its common stock at a price to the public of $15.00 per share. In addition, and in lieu of common stock, Nurix is offering to certain investors pre-funded warrants to purchase up to an aggregate of 1,500,100 shares of common stock at a purchase price of $14.999 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The gross proceeds to Nurix from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Nurix, are expected to be $175.0 million. Nurix has granted the underwriters a 30-day option to purchase up to an additional 1,750,000 shares of common stock in connection with the public offering. The offering is expected to close on or about April 16, 2024, subject to the satisfaction of customary closing conditions. All of the securities are being offered by Nurix.

J.P. Morgan Securities LLC, Piper Sandler & Co. and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers for the offering. RBC Capital Markets, LLC and Needham & Company, LLC are acting as lead managers for the offering.

Nurix currently intends to use any net proceeds from this offering primarily to fund clinical development of its drug candidates, to fund research and development activities to expand its pipeline and for working capital and general corporate purposes.

The public offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-258448) that was previously filed by Nurix with the Securities and Exchange Commission (“SEC”) on August 4, 2021, which was subsequently amended on February 9, 2023, by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 and declared effective on April 6, 2023. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A copy of the final prospectus supplement relating to the offering, when available, may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or via email at prospectus-eq_fi@jpmchase.com; Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924, or via email at prospectus@psc.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720, or via email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Nurix, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of innovative small molecules and antibody therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer, inflammatory conditions, and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform, to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the satisfaction of customary closing conditions related to the offering and sale of its securities, the expected gross proceeds and timing of completion of the offering and the expected use of proceeds, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in Nurix’s filings with the SEC, the prospectus related to the offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Nurix’s results of operations, which would, in turn, have a significant and adverse impact on Nurix’s stock price. Nurix cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Nurix undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Jason Kantor, Ph.D

Nurix Therapeutics

ir@nurixtx.com

Elizabeth Wolffe, Ph.D

Wheelhouse Life Science Advisors

lwolffe@wheelhouselsa.com

Media Contact:

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com